UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant

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MORGAN STANLEY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April [__], 2011

Dear Morgan Stanley Shareholder:

A year ago, Morgan Stanley asked shareholders to approve an increase in authorized shares to cover 2010 equity awards, and indicated we would do the same in 2011.  Today, I am writing to seek your support for the amendment to our equity share plan that would provide the additional necessary shares to cover 2011 compensation, as well as to seek your support for our advisory vote on pay.

In recent years, Morgan Stanley has fundamentally restructured the way it pays its employees, more closely tying compensation to the Company’s long-term financial performance.  We have substantially increased the portion of year-end compensation that is deferred and “at risk.”  We are paying senior executives in “at risk” performance stock units that only deliver value if the Firm meets specific performance targets after three years.  We were the first U.S. bank to institute a clawback provision, which has been further strengthened since first putting it in place.  Since 2009, we have also provided shareholders with a “Say on Pay” vote, and are proposing this become an annual ballot item.

Our focus on “at-risk” equity compensation aligns employees with shareholder interests.  It is also consistent with regulatory requirements and guidance.  Today, however, we have only 21 million shares available for stock grants under our employee stock plans.  Given the increased portion of compensation paid in equity, as well as our much larger employee base with Morgan Stanley Smith Barney, the Board of Directors is asking shareholders to approve an additional 35 million shares for issuance under our 2007 Equity Incentive Compensation Plan at Morgan Stanley’s upcoming annual meeting.

The additional shares requested are fewer than shares requested and approved by shareholders in 2010, but are necessary to maintain an appropriate mix of “at risk” equity, deferred compensation and cash awards for our expanded employee base. The shares are also intended to cover grants through the end of 2011, at which point we expect to come back to shareholders for approval of additional shares for the following year.

As a shareholder myself, I strongly believe that approval of these additional shares is crucial to the Firm’s ongoing success, for several reasons:

•
At Morgan Stanley, equity awards help to foster an ownership culture.  They are a critical tool in driving shareholder value and in recruiting, retaining and motivating top talent.  These equity awards are delivered in lieu of – not in addition to – cash compensation, and protect the interests of shareholders.

•
If the plan is not approved, the Firm will be at a significant competitive disadvantage.  Our ability to retain employees would be compromised – since employees would have less equity at risk and competitors would be able to “poach” our best people.  In addition, our lack of equity awards would make it difficult to attract employees from companies that have equity compensation programs of their own.

•	Without additional shares, the Firm would be compelled to increase the cash component of employee compensation – which is directly contrary to regulatory guidance and best practices in our industry.

In 2010, Morgan Stanley made substantial progress executing our strategy and building out our business, and the Firm delivered its highest revenue and net income since 2006.  In making compensation decisions, however, we were mindful of the environment and the fact that we did not meet all of our financial performance priorities for the year.  That is why my own compensation as CEO was down from last year.  And that is why we further increased the portion of our employees’ year-end compensation that is deferred and subject to clawback – even over last year’s levels.

It is critically important that we continue to foster an ownership culture by providing a direct link between employees and shareholders, and that we remain competitive in the market for talent. We need additional shares for grants to our increased workforce to accomplish both of these goals.  Please support our efforts by voting FOR amendment of the Plan and our advisory vote on pay, as well as by following the Board’s voting recommendations on the other agenda items.

We have provided additional information about this issue in the attached document.  I’m also happy to discuss this further if you have any questions.  If you need assistance in voting your shares, please contact our proxy solicitors at 1-800-431-9633.

Thank you for your continued support of Morgan Stanley.

Sincerely,

James Gorman
President and Chief Executive Officer